Exhibit 99.1

ALLERGAN ANNOUNCES CHANGE TO ITS BOARD OF DIRECTORS

(IRVINE, Calif., September 24, 2002)— Allergan (NYSE: AGN) today announced that Anthony H. Wild, Ph.D. has resigned as a director of Allergan, Inc., effective September 24, 2002. Dr. Wild is the Chairman and CEO of MedPointe, Inc, which recently acquired the pharmaceutical and diagnostics business of Carter-Wallace, Inc. No conflict of interest currently exists between Allergan and MedPointe. However, Dr. Wild felt it appropriate to resign from the Allergan Board to avoid any potential conflict of interest in the future as the companies execute their respective specialty pharmaceutical strategic plans. “I have enjoyed my role as an Allergan Director and my association with this exceptional company,” said Dr. Wild. “Unfortunately, given our mutual corporate focus in the specialty pharmaceutical area, I feel it is in the best interests of both Allergan and MedPointe that I step down now.”

“Dr. Wild has been an engaged and insightful Allergan Board Member”, said David E.I. Pyott, Allergan’s Chairman of the Board, President and CEO. “Although Dr. Wild’s decision to resign is understandable given the potential strategic overlap of Allergan and MedPointe, he will be missed. Fortunately, Allergan continues to ensure that it benefits from a first-rate Board of Directors. Indeed, we recently announced the addition of Dr. Stephen J. Ryan, M.D., a renowned ophthalmologist, to our Board.”

Forward-Looking Statements

Statements regarding future plans, forecasts, and events are “forward-looking statements.” These statements are based on current expectations and intentions only. If underlying assumptions prove inaccurate, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations. Information concerning risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and Its Businesses’’ in Allergan’s 2001 Annual Report on Form 10-K and Form 10-Q for the quarter ended June 28, 2002. Allergan’s filings are available publicly and upon request from Allergan’s Investor Relations Department at (714) 246-4636.

About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator and skin care markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

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Allergan Contacts:
Jim Hindman (714) 246-4636 (investors)
Suki Shattuck (714) 246-5621 (investors/media)
Christine Cassiano (714) 246-5134 (media)